Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Contact:
336-436-4602
Brad Hayes
Investor@labcorp.com

Shareholder Direct:
(800)LAB-0401
www.labcorp.com

LABORATORY CORPORATION OF AMERICA® ANNOUNCES
2005 FIRST QUARTER RESULTS

   EPS Increases 15.5 Percent To $0.67, EBITDA Margin Hits 26.0 Percent Of Net Sales, And Operating Cash Flow
Grows To $154.5 Million

Burlington, NC, April 19, 2005 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter ended March 31, 2005. Net earnings increased 10.7 percent to $96.6 million, compared to first quarter 2004 net earnings of $87.3 million. Earnings per diluted share increased 15.5 percent to $0.67 per diluted share, versus $0.58 per diluted share in the first quarter of 2004. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $207.4 million for the quarter, or 26.0 percent of net sales, compared to $191.1 million, or 25.4 percent of net sales, for the same period in 2004.

Revenues for the quarter were $799.1 million, an increase of 6.2 percent compared to the same period in 2004. Compared to the first quarter of 2004, testing volume, measured by accessions, increased 0.4 percent, and price increased 5.8 percent.

During the quarter, the Company repurchased approximately $112 million of stock under its $250 million stock repurchase program, representing approximately 2.3 million shares. Operating cash flow increased to $154.5 million, and the balance of cash and short-term investments at the end of the quarter was $71.7 million.

“We are pleased with the growth of our revenues, EBITDA, operating cash flow and EPS during the first quarter,” said Thomas P. Mac Mahon, chairman and chief executive officer. “We believe this performance is a demonstration of the continued success of our strategic plan. The announcement of our agreement to purchase Esoterix, which we plan to complete during the second quarter, enhances

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our position as the scientific leader in the laboratory industry. We believe these activities are the best way to maximize return to our shareholders.”

The Company today is filing an 8-K that will include additional information on its business and operations, including financial guidance for 2005. This information will also be available on the Company’s Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A live broadcast of LabCorp’s quarterly conference call on April 19, 2005 will be available online at www.labcorp.com or at www.streetevents.com beginning at 9:00 a.m. Eastern Time, with an online rebroadcast continuing through May 19, 2005. The live call at 9:00 a.m. is also available in a listen-only mode by dialing 212-896-6121. A telephone replay of the call will be available through April 26, 2005 and can be heard by dialing 800-633-8284 (402-977-9140 for international callers). The access code for the replay is 212-34-835.

About LabCorp

Laboratory Corporation of America® Holdings, an S&P 500 company with a BBB investment-grade credit rating, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.1 billion in 2004, approximately 24,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; DIANON Systems, Inc. based in Stratford, CT, and US LABS based in Irvine, CA. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2004 and subsequent SEC filings.

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LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended March 31, (Unaudited)

	2005	2004

Net sales	$799.1	$752.5
Cost of sales	460.8	434.9
Selling, general and administrative	168.6	163.0
Amortization of intangibles and other assets	12.1	10.3

Operating income	157.6	144.3

Other income (expense)	(0.4)	(0.1)
Investment income	0.5	0.5
Interest expense	(8.5)	(9.3)
Income from joint venture partnerships	13.7	12.6

Earnings before income taxes	162.9	148.0
Provision for income taxes	66.3	60.7

Net earnings	$96.6	$87.3

Diluted earnings per common share:
Net earnings	$0.67	$0.58

Weighted average shares outstanding	146.2	153.4

EBITDA	$207.4	$191.1

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	(Unaudited) March 31, 2005	December 31, 2004

Cash and short-term investments	$71.7	$206.8
Accounts receivable, net	489.2	441.4
Property, plant and equipment	370.1	360.0
Intangible assets and goodwill, net	1,998.9	1,857.4
Investments in joint venture partnerships	547.7	548.5
Other assets	213.3	186.8

	$3,690.9	$3,600.9

Zero coupon-subordinated notes	536.3	533.7
5 1/2% senior notes	353.3	353.4
Other liabilities	797.3	714.5
Shareholders' equity	2,004.0	1,999.3

	$3,690.9	$3,600.9

Note to Financial Tables
1)	EBITDA represents earnings before interest, income taxes, depreciation, amortization, and nonrecurring charges, and includes the Company’s proportional share of the underlying EBITDA of the income from equity investments. The Company uses EBITDA extensively as an internal management performance measure and believes it is a useful, and commonly used measure of financial performance in addition to earnings before taxes and other profitability measurements under generally accepted accounting principles (“GAAP”). EBITDA is not a measure of financial performance under GAAP. It should not be considered as an alternative to earnings before income taxes (or any other performance measure under GAAP) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following table reconciles earnings before income taxes, representing the most comparable measure under GAAP, to EBITDA for the three-month periods ended March 31, 2005 and 2004:
	Three Months Ended March 31,

	2005	2004

Earnings before income taxes	$162.9	$148.0
Add(subtract):
Interest expense	8.5	9.3
Investment income	(0.5)	(0.5)
Other(income)expense, net	0.4	0.1
Depreciation	23.0	23.0
Amortization	12.1	10.3
Joint venture partnerships' depreciation and amortization	1.0	0.9

EBITDA	$207.4	$191.1

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